Exhibit 99.1

PPD Reports Fourth Quarter and Full Year 2019 Results

Provides Full Year 2020 Guidance

WILMINGTON, N.C. (March 4, 2020) - PPD, Inc. (NASDAQ: PPD), a leading global contract research organization, today reported its financial results for the fourth quarter and full year ended December 31, 2019.

“Our fourth quarter and full year results reflect solid commercial and financial success enabled by effective execution of our growth strategy,” said David Simmons, PPD’s chairman and CEO. “We continue to progress our mission to help customers bring life-changing therapies to patients. Our record net authorizations and ending backlog combined with our stable backlog conversion rate, position us well for continued growth in 2020.”

Highlights

•	Fourth quarter revenue of $1,046.9 million, representing 7.0% growth over the fourth quarter of 2018

•	Full year revenue of $4,031.0 million, representing 7.5% growth over the prior year

•	Full year segment revenues of $3,143.7 million, representing 10.8% growth over the prior year

•	Net authorizations and a net book-to-bill ratio of $1,012.9 million and 1.24x for the fourth quarter; $3,827.3 million and 1.22x for the full year

•	Ending backlog of $7.1 billion, an increase of 11.9% over the prior year end

•	Net income attributable to common stockholders of $6.8 million for the fourth quarter; $54.7 million for the full year

•	Adjusted EBITDA of $213.6 million for the fourth quarter; $776.9 million for the full year

•	Full year 2020 guidance for revenue of $4.353 billion to $4.474 billion; Adjusted EBITDA of $855 million to $870 million

“Our financial performance in 2019, ending backlog and healthy net authorizations to close out the year give us confidence in our ability to continue delivering solid results,” said Chris Scully, PPD’s executive vice president and CFO. “As a result, based on the current outlook, we expect to land in the top half of our full year 2020 guidance range for revenue and adjusted EBITDA.”

Fourth Quarter 2019 Results

Revenue for the three months ended December 31, 2019 increased by 7.0% to $1,046.9 million, compared to $978.6 million for the three months ended December 31, 2018.

For the three months ended December 31, 2019, Clinical Development Services segment revenue of $657.7 million grew 4.4% and Laboratory Services segment revenue of $161.0 million grew 22.2%, resulting in segment revenues of $818.7 million and growth of 7.5% over the same period of the prior year. Other revenue not allocated to segments, which includes third party pass-through and out-of-pocket revenue, was $228.2 million for the three months ended December 31, 2019, compared to $216.7 million for the same period of the prior year.

Net income attributable to common stockholders for the three months ended December 31, 2019 was $6.8 million, or $0.02 per diluted share, compared to $36.6 million, or $0.13 per diluted share, for the three months ended December 31, 2018. Adjusted net income for the three months ended December 31, 2019 was $92.2 million, or $0.33 per diluted share, compared to adjusted net income of $75.8 million, or $0.27 per diluted share, for the three months ended December 31, 2018.

Adjusted EBITDA for the three months ended December 31, 2019 was $213.6 million, compared to $212.9 million for the three months ended December 31, 2018.

Important disclosures about and reconciliations of non-GAAP measures to their most directly comparable GAAP measures, including segment revenues, adjusted net income, adjusted diluted earnings per share and adjusted EBITDA are provided below in this press release.

Full Year 2019 Results

Revenue for the year ended December 31, 2019 increased by 7.5% to $4,031.0 million, compared to $3,749.0 million for the prior year.

For the year ended December 31, 2019, Clinical Development Services segment revenue of $2,545.0 million grew 8.9% and Laboratory Services segment revenue of $598.7 million grew 19.3%, resulting in segment revenues of $3,143.7 million and growth of 10.8% over the same period of the prior year. Other revenue not allocated to segments, which includes third party pass-through and out-of-pocket revenue, was $887.3 million for the year ended December 31, 2019, compared to $911.2 million for the same period of the prior year.

Net income attributable to common stockholders for the year ended December 31, 2019 was $54.7 million, or $0.19 per diluted share, compared to $96.3 million, or $0.34 per diluted share, for the prior year. Adjusted net income for the year ended December 31, 2019 was $286.8 million, or $1.02 per diluted share, compared to adjusted net income of $257.6 million, or $0.92 per diluted share, for the prior year.

Adjusted EBITDA for the year ended December 31, 2019 was $776.9 million, compared to $707.4 million for the year ended December 31, 2018.

Net Authorizations and Backlog

Net authorizations were $1,012.9 million for the three months ended December 31, 2019, resulting in a net book-to-bill ratio of 1.24x. As of December 31, 2019, backlog was $7.1 billion, an increase of 11.9% from backlog of $6.3 billion at December 31, 2018.

Net authorizations were $3,827.3 million for the year ended December 31, 2019, resulting in a net book-to-bill ratio of 1.22x. For the year ended December 31, 2019, quarterly average backlog conversion was 11.9%.

Financial Position

As of December 31, 2019, cash and cash equivalents were $345.2 million, gross debt was $5,705.9 million and net debt was $5,360.7 million, resulting in a net leverage ratio of 6.9x trailing twelve month adjusted EBITDA.

In February 2020, PPD completed its initial public offering (“IPO”) of its stock at a price of $27.00 per share and issued 69.0 million shares, including 9.0 million shares issued pursuant to the full exercise of the underwriters option to purchase additional shares. The IPO raised net proceeds of approximately $1.77 billion for PPD.

PPD used a portion of the net proceeds from the IPO to redeem (i) $550.0 million in aggregate principal amount of 7.625%/8.375% Senior PIK Toggle Notes due 2022 and (ii) $900.0 million in aggregate principal amount of 7.75%/8.50% Senior PIK Toggle Notes due 2022 (collectively, the “PIK Notes Redemption”).

PPD’s adjusted net leverage ratio as of December 31, 2019 was 4.7x trailing twelve month adjusted EBITDA after giving effect to the IPO and the PIK Notes Redemption, as if each had occurred on such date.

Financial Guidance

PPD is announcing full year guidance for 2020 as follows:

Revenue	$4.353 billion to $4.474 billion
Adjusted EBITDA	$855 million to $870 million

Full year 2020 guidance assumes foreign exchange rates as of February 28, 2020 remain in effect for the rest of the year.

Webcast and Conference Call Details

PPD will host a conference call on Thursday, March 5, 2020 at 8:30 a.m. (Eastern Time) to discuss its fourth quarter and full year 2019 financial results. The conference call can be accessed live over the phone by dialing +1 877 407 0784, or for international callers, +1 201 689 8560.

Investors and other interested parties may also listen to a live webcast of the conference call by logging onto the investors section of PPD’s website at investors.ppdi.com. An online replay will be available after the call and can be accessed by dialing +1 844 512 2921, or for international callers, +1 412 317 6671. The passcode for the live conference call and the replay is 13698656. The replay will be available until Thursday, March 19, 2020.

About PPD

PPD is a leading global contract research organization providing comprehensive, integrated drug development, laboratory and lifecycle management services. Our customers include pharmaceutical, biotechnology, medical device, academic and government organizations. With offices in 46 countries and more than 23,000 professionals worldwide, PPD applies innovative technologies, therapeutic expertise and a firm commitment to quality to help customers bend the cost and time curve of drug development and optimize value in delivering life-changing therapies to improve health. For more information, visit www.ppdi.com.

PPD Contacts

Media:	Investors:
Ned Glascock	+1 910 558 2899
+1 910 558 8760	investors@ppdi.com
ned.glascock@ppdi.com

Forward-Looking Statements

This press release contains forward-looking statements. These statements often include words such as “anticipate,” “expect,” “suggest,” “plan,” “believe,” “intend,” “project,” “forecast,” “estimates,” “targets,” “projections,” “should,” “could,” “would,” “may,” “might,” “will,” and other similar expressions. Although we believe that these forward-looking statements are based on reasonable assumptions at the time they are made, you should be aware that many factors could affect our actual financial results and our ability to achieve our projected full year 2020 guidance, and therefore actual results might differ materially from those expressed in the forward-looking statements. Factors that might materially affect such forward-looking statements include: the fragmented and highly competitive nature of the drug development services industry; changes in trends in the biopharmaceutical industry; our ability to keep pace with rapid technological changes that could make our services less competitive or obsolete; political, economic and/or regulatory influences and changes; any failure of our backlog to predict or convert into future revenue; the fact that our customers can terminate, delay or reduce the scope of our contracts with them upon short notice or with no notice; the impact of industry, customer and therapeutic area concentration; our ability to accurately price our contracts and manage our costs associated with performance of such contracts; any failures in our information and communication systems, impacting us or our customers, clinical trial participants or employees; any failure to perform services in accordance with contractual requirements, regulatory standards and ethical standards; our ability to recruit, retain and motivate key personnel; our ability to attract suitable investigators or enroll a sufficient number of patients for our customers’ clinical trials; any failure by us to comply with numerous privacy laws; our dependence on third parties for critical goods and support services; our dependence on our technology network, and the impact from upgrades to the network; any violation of laws, including laws governing the conduct of clinical trials or other biopharmaceutical research, and anti-corruption laws; competition between our existing and potential customers and the potential negative impact on our business; our management of business restructuring transactions and the integration of acquisitions; risks related to the drug development services industry that could result in potential liability; any failure of our insurance to cover the potential liabilities associated with the operation of our business and provision of services; our use of biological and hazardous materials, which could result in liability; international or U.S. economic, currency, political and other risks; economic conditions and regulatory changes from the United Kingdom’s exit from the European Union; any inability to adequately protect our intellectual property or the security of our systems and the data stored therein; consolidation amongst our customers, and the potential for rationalization of the combined drug development pipeline, resulting in fewer products in clinical development; any patent or other intellectual property litigation we might be involved in; changes in tax laws, or interpretations of existing tax laws; our investments in third parties; the substantial value of our goodwill and intangible assets, which we might not fully realize, resulting in impairment losses; difficult and volatile conditions in the capital and credit markets and in the overall economy; risks related to our indebtedness; risks related to ownership of our common stock; the significant influence of certain significant stockholders over us; and other factors. We assume no obligation and disclaim any duty to revise or update any forward-looking statements, or make any new forward-looking statement, whether as a result of new information, future events or otherwise, except as required by applicable law.

Net Authorizations and Backlog

Net authorizations represent new business awards, net of award or contract modifications, contract cancellations, foreign currency fluctuations and other adjustments. Backlog for all periods represents anticipated segment revenues for work not yet completed or performed (i) under signed contracts, letters of intent and, in some cases, awards that are supported by other forms of written communication and (ii) where there is sufficient or reasonable certainty about the customer’s ability and intent to fund and commence the services within six months. Net authorizations and backlog exclude the impact of net authorizations from anticipated third-party pass-through and out-of-pocket revenue. Backlog conversion represents the quarterly average of segment revenues for the period divided by opening backlog for that period. The net book-to-bill ratio represents the amount of net authorizations for the period divided by segment revenues recognized in that period.

Non-GAAP Financial Measures

In addition to the financial measures prepared in accordance with generally accepted accounting principles in the United States (“GAAP”), this press release contains certain non-GAAP financial measures, including revenue growth at constant currency, segment revenues, adjusted EBITDA, adjusted net income, adjusted diluted earnings per share, net debt and adjusted net leverage. A non-GAAP financial measure is generally defined as a numerical measure of a company’s financial performance that excludes or includes amounts so as to be different than the most directly comparable measure calculated and presented in accordance with GAAP.

Adjusted EBITDA consists of net income (loss) attributable to common stockholders of PPD, Inc., adjusted for changes in recapitalization investment portfolio consideration and net (income) loss attributable to noncontrolling interest and before interest expense, net, provision for (benefit from) income taxes and depreciation and amortization and eliminates (i) non-operating income or expense and (ii) impacts of certain non-cash, unusual or other items that are included in net income (loss) that we do not consider indicative of our ongoing operating performance. Adjusted net income (and adjusted diluted earnings per share) consists of net income (and diluted earnings per share) attributable to common stockholders of PPD, Inc. before amortization and the elimination of (i) non-operating income or expense and (ii) impacts of certain non-cash, unusual or other items that are included in net income (loss) that we do not consider indicative of our ongoing operating performance. In the case of adjusted EBITDA, adjusted net income and adjusted diluted earnings per share, we believe that making such adjustments provides management and investors meaningful information to understand our operating performance and ability to analyze financial and business trends on a period-to-period basis. Although we exclude amortization of acquired intangible assets from our non-GAAP expenses, we note that revenue generated from such intangibles is included within revenue in determining net income (loss) attributable to common stockholders of PPD, Inc.

Other companies in our industry may calculate adjusted EBITDA and adjusted net income (and adjusted diluted earnings per share) differently than we do. As a result, these non-GAAP financial measures have limitations as analytical and comparative tools and should not be considered in isolation, or as a substitute for analysis of our results as reported under GAAP. Adjusted EBITDA and adjusted net income (and adjusted diluted earnings per share) should not be considered as measures of discretionary cash available to us to invest in the growth of our business. In calculating these performance financial measures, we make certain adjustments that are based on assumptions and estimates that may prove to have been inaccurate. Our presentation of adjusted EBITDA and adjusted net income (and adjusted diluted earnings per share) should not be construed as an inference that our future results will be unaffected by unusual items.

PPD has not reconciled the forward-looking adjusted EBITDA guidance included in this press release to the most directly comparable GAAP measure because this cannot be done without unreasonable effort due to the variability and low visibility with respect to certain costs, including, but not limited to, costs related to unplanned acquisitions, incentive compensation (including stock-based compensation), transaction costs, recapitalization portfolio interest consideration and other items not reflective of PPD’s ongoing operations, which are potential adjustments to future earnings. PPD expects the variability of these items to have a potentially unpredictable, and a potentially significant, impact on our future GAAP financial results.

PPD, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF OPERATIONS

(in thousands, except per share data)

	Three Months Ended December 31,		Year Ended December 31,
	2019	2018	2019	2018
Revenue	$1,046,884	$978,637	$4,031,017	$3,748,971
Operating costs and expenses:
Direct costs, exclusive of depreciation and amortization	372,077	344,252	1,484,258	1,333,812
Reimbursed costs	235,938	226,001	924,634	940,913
Selling, general and administrative expenses	257,375	213,472	938,806	813,035
Depreciation and amortization	66,934	63,639	264,830	258,974
Goodwill and long-lived asset impairments	1,284	29,626	1,284	29,626

Total operating costs and expenses	933,608	876,990	3,613,812	3,376,360

Income from operations	113,276	101,647	417,205	372,611
Interest expense, net	(82,597)	(65,698)	(311,744)	(263,618)
Gain (loss) on investments	3,673	(31,104)	(19,043)	15,936
Other (expense) income, net	(23,985)	28,860	(27,143)	21,701

Income before provision for (benefit from) income taxes	10,367	33,705	59,275	146,630
(Benefit from) provision for income taxes	(9,430)	18,760	2,957	39,579

Income before equity in losses of unconsolidated affiliates	19,797	14,945	56,318	107,051
Equity in losses of unconsolidated affiliates, net of income taxes	(1,503)	(186)	(3,563)	(186)

Net income	18,294	14,759	52,755	106,865
Net income attributable to noncontrolling interest	(1,544)	(1,366)	(4,934)	(2,679)

Net income attributable to PPD, Inc.	16,750	13,393	47,821	104,186
Recapitalization investment portfolio consideration	(9,984)	23,198	6,846	(7,849)

Net income attributable to common stockholders of PPD, Inc.	$6,766	$36,591	$54,667	$96,337

Earnings per share attributable to common stockholders of PPD, Inc.:
Basic	$0.02	$0.13	$0.20	$0.34
Diluted	$0.02	$0.13	$0.19	$0.34
Weighted-average common shares outstanding:
Basic	279,433	279,038	279,285	279,238
Diluted	282,603	279,169	280,693	279,317

PPD, INC. AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS

(in thousands, except par value amounts)

	December 31, 2019	December 31, 2018
Assets
Current assets:
Cash and cash equivalents	$345,187	$553,066
Accounts receivable and unbilled services, net	1,326,614	1,260,724
Income taxes receivable	27,437	16,065
Prepaid expenses and other current assets	119,776	102,274

Total current assets	1,819,014	1,932,129
Property and equipment, net	458,845	399,103
Investments in unconsolidated affiliates	34,028	8,756
Investments	250,348	265,715
Goodwill	1,764,104	1,723,378
Intangible assets, net	892,091	1,028,973
Other assets	156,220	131,307
Operating lease right-of-use assets	181,596	—

Total assets	$5,556,246	$5,489,361

Liabilities, Redeemable Noncontrolling Interest and Stockholders’ Deficit
Current liabilities:
Accounts payable	$130,060	$89,010
Accrued expenses:
Payables to investigators	322,231	355,144
Accrued employee compensation	263,834	240,679
Accrued interest	44,527	35,681
Other accrued expenses	138,632	108,335
Income taxes payable	15,161	8,953
Unearned revenue	1,110,872	921,964
Current portion of operating lease liabilities	45,962	—
Current portion of long-term debt and finance lease obligations	35,794	34,907

Total current liabilities	2,107,073	1,794,673
Accrued income taxes	38,465	26,597
Deferred tax liabilities	92,225	165,114
Recapitalization investment portfolio liability	191,678	198,524
Long-term operating lease liabilities, less current portion	153,766	—
Long-term debt and finance lease obligations, less current portion	5,608,134	4,760,777
Other liabilities	33,017	41,205

Total liabilities	8,224,358	6,986,890
Redeemable noncontrolling interest	30,036	24,892
Stockholders’ deficit:
Common stock $0.01 par value, 2,080,000 shares authorized;
280,127 shares issued and 279,426 shares outstanding as of
December 31, 2019 and 2,080,000 shares authorized;
279,545 shares issued and 279,030 shares outstanding as of	2,801	2,795
December 31, 2018
Treasury stock, at cost, 701 and 515 shares, respectively, at	(12,707)	(8,933)
December 31, 2019 and December 31, 2018
Additional paid-in-capital	1,983	41,685
Accumulated deficit	(2,391,321)	(1,245,077)
Accumulated other comprehensive loss	(298,904)	(312,891)

Total stockholders’ deficit	(2,698,148)	(1,522,421)

Total liabilities, redeemable noncontrolling interest and stockholders’ deficit	$5,556,246	$5,489,361

PPD, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CASH FLOWS

(in thousands)

	Year Ended December 31,
	2019	2018
Cash flows from operating activities:
Net income	$52,755	$106,865
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	264,830	258,974
Goodwill and long-lived asset impairments	1,284	29,626
Stock-based compensation expense	15,632	18,265
Non-cash operating lease expense	40,633	—
Amortization of debt issuance and modification costs and debt discount	17,768	10,082
Amortization of accumulated other comprehensive income on terminated interest rate swaps	(9,523)	(5,269)
Loss (gain) on investments	19,043	(15,936)
Benefit from deferred income taxes	(84,795)	(26,062)
Amortization of costs to obtain a contract	11,432	8,693
Other	12,929	(11,691)
Change in operating assets and liabilities, net of effect of businesses acquired or sold:
Accounts receivable and unbilled services, net	(28,075)	(144,822)
Prepaid expenses and other current assets	(11,465)	18,510
Other assets	(31,288)	(26,819)
Income taxes, net	7,712	606
Accounts payable, accrued expenses and other liabilities	26,283	(4,443)
Operating lease liabilities	(39,065)	—
Unearned revenue	166,856	206,827

Net cash provided by operating activities	432,946	423,406

Cash flows from investing activities:
Purchases of property and equipment	(125,928)	(116,145)
Acquisitions of businesses, net of cash and cash equivalents acquired	(74,187)	224
Capital contributions paid for investments	(4,069)	(1,546)
Distributions received from investments	452	27,778
Investments in unconsolidated affiliates	(30,000)	(9,000)
Proceeds from sale of business	—	8,000
Other	504	164

Net cash used in investing activities	(233,228)	(90,525)

Cash flows from financing activities:
Purchase of treasury stock	(4,012)	(8,630)
Proceeds from exercise of stock options	4,524	923
Proceeds from issuance of HoldCo notes	891,000	—
Payments on long-term debt and finance leases	(37,409)	(35,387)
Payment of debt issuance and debt modification costs	(30,142)	—
Recapitalization tax benefit distribution	—	(108,320)
Recapitalization investment portfolio distribution	—	(16,008)
Proceeds from employee stock purchases	—	480
Return of capital and special dividend to stockholders	(1,246,000)	—

Net cash used in financing activities	(422,039)	(166,942)

Effect of exchange rate changes on cash and cash equivalents	14,442	(31,833)

Net (decrease) increase in cash and cash equivalents	(207,879)	134,106
Cash and cash equivalents, beginning of the period	553,066	418,960

Cash and cash equivalents, end of the period	$345,187	$553,066

PPD, INC. AND SUBSIDIARIES

Reconciliation of GAAP to Non-GAAP Measures

(in thousands, except per share amounts)

(unaudited)

	Three Months Ended December 31,		Year Ended December 31,
	2019	2018	2019	2018
Net income attributable to common stockholders of PPD, Inc.	$6,766	$36,591	$54,667	$96,337
Recapitalization investment portfolio consideration	9,984	(23,198)	(6,846)	7,849
Net income attributable to noncontrolling interest	1,544	1,366	4,934	2,679

Net income	18,294	14,759	52,755	106,865
Reconciliation to Adjusted EBITDA:
Interest expense, net	$82,597	$65,698	$311,744	$263,618
(Benefit from) provision for income taxes	(9,430)	18,760	2,957	39,579
Depreciation and amortization	66,934	63,639	264,830	258,974
Stock-based compensation expense	3,931	6,424	15,632	18,265
Option holder special bonuses (a)	4,017	—	18,874	—
Other expense (income), net	23,985	(28,860)	27,143	(21,701)
Goodwill and long-lived asset impairments	1,284	29,626	1,284	29,626
Sponsor fees and related costs (b)	934	850	3,805	3,569
Severance and charges for other cost reduction activities (c)	2,641	3,217	10,398	7,938
Transaction-related costs (d)	9,959	1,356	22,950	2,938
(Gain) loss on investments (e)	(3,673)	31,104	19,043	(15,936)
Other adjustments (f)	12,148	6,345	25,530	13,671

Adjusted EBITDA	$213,621	$212,918	$776,945	$707,406

Reconciliation to Adjusted Net Income:
Net income	$18,294	$14,759	$52,755	$106,865
Amortization of intangible assets	40,949	41,220	162,121	168,639
Amortization of debt issuance and modification costs and debt discount	5,606	2,571	17,768	10,082
Amortization of accumulated other comprehensive income on derivative instruments	(2,366)	(2,500)	(9,523)	(5,269)
Stock-based compensation expense	3,931	6,424	15,632	18,265
Option holder special bonuses (a)	4,017	—	18,874	—
Other expense (income), net	23,985	(28,860)	27,143	(21,701)
Goodwill and long-lived asset impairments	1,284	29,626	1,284	29,626
Sponsor fees and related costs (b)	934	850	3,805	3,569
Severance and charges for other cost reduction activities (c)	2,641	3,217	10,398	7,938
Transaction-related costs (d)	9,959	1,356	22,950	2,938
(Gain) loss on investments (e)	(3,673)	31,104	19,043	(15,936)
Other adjustments (f)	12,148	6,345	25,530	13,671

Total adjustments	99,415	91,353	315,025	211,822

Tax effect of adjustments (g)	(25,550)	(23,386)	(80,961)	(54,226)
Other tax adjustments (g)	—	(6,902)	—	(6,902)

Adjusted net income	$92,159	$75,824	$286,819	$257,559

Diluted weighted average common shares outstanding	282,603	279,169	280,693	279,317

Adjusted diluted earnings per share	$0.33	$0.27	$1.02	$0.92

Reconciliation to Segment Revenues	Three Months Ended December 31,		Year Ended December 31,
	2019	2018	2019	2018
Clinical Development Services	$657,677	$630,104	$2,545,046	$2,336,005
Laboratory Services	161,030	131,805	598,691	501,805
Other revenue	228,177	216,728	887,280	911,161

Total revenue	1,046,884	978,637	4,031,017	3,748,971

Less: Other revenue	228,177	216,728	887,280	911,161

Segment revenues	$818,707	$761,909	$3,143,737	$2,837,810

PPD, INC. AND SUBSIDIARIES

Reconciliation of GAAP to Non-GAAP Measures

(in thousands)

(unaudited)

Calculation of Net Leverage Ratio as of December 31, 2019	As Reported	As Adjusted (h)
Gross debt	$5,705,862	$4,255,862
Less: Cash and cash equivalents	345,187	631,930

Net debt	$5,360,675	$3,623,932

Adjusted EBITDA	$776,945	$776,945

Net leverage ratio (Net debt/Adjusted EBITDA)	6.9x	4.7x

(a)	Represents PPD’s costs associated with special cash bonuses paid to PPD’s option holders.
(b)

Represents management fees incurred under consulting services agreements with certain investment funds of Hellman & Friedman LLC and its affiliates and The Carlyle Group, Inc. and its affiliates. These consulting services agreements terminated upon consummation of our IPO.

(c)

Represents employee separation costs, exit and disposal costs with the full or partial exit of certain leased facilities, costs associated with planned employee reorganizations and other contract termination costs from various cost-reduction activities.

(d)	Represents integration and transaction costs incurred with completed or contemplated acquisitions, costs incurred in connection with our IPO and other transaction costs.
(e)	Represents the fair value accounting gains or losses primarily from our investments in Auven Therapeutic Holdings, L.P. and in venBio Global Strategic Fund, L.P.
(f)

Other adjustments include amounts that management believes are not representative of our operating performance. These adjustments include implementation costs associated with a new enterprise resource planning application, advisory costs associated with the adoption of new accounting standards and other unusual charges or income.

(g)

Non-GAAP adjustments were tax effected at an estimated blended effective tax rate of 26%, excluding the change in recapitalization investment portfolio consideration, which represents PPD’s estimated full year non-GAAP effective tax rate. The non-recurring gain associated with the Tax Cuts and Jobs Act of 2017 was $6.9 million for the three months and year ending December 31, 2018 and is reflected as an adjustment as it is not representative of our operating performance.

(h)

As adjusted net debt and net leverage ratio give effect to receipt of the net proceeds from our IPO (which was completed on February 10, 2020) and the use of a portion of such net proceeds to redeem (i) $550.0 million of aggregate principal amount of 7.625%/8.375% Senior PIK Toggle Notes due 2022 and (ii) $900.0 million of aggregate principal amount of 7.75%/8.50% Senior PIK Toggle Notes due 2022 issued by a subsidiary of PPD, including payment of the applicable premium and accrued interest thereon (which occurred on February 18, 2020), as if the IPO and such redemption occurred on December 31, 2019.